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                                                                       EXHIBIT i


(BALLARD SPAHR ANDREWS & INGERSOLL, LLP LETTERHEAD)


                                                        August 27, 2003


AIM International Mutual Funds
11 Greenway Plaza, Suite 100
Houston, TX  77046-1173

               Re:    AIM International Mutual Funds
                      Registration Statement on Form N-1A

Ladies and Gentlemen:

     We have acted as counsel to AIM International Mutual Funds, a statutory trust organized under the laws of the State of Delaware (the "Trust").

     The Board of Trustees of the Trust has deemed it advisable for the Trust to acquire all of the assets and assume all of the liabilities of: (i) each of the five series portfolios of AIM International Funds, Inc. ("AIFI"), a Maryland corporation (each, an "AIFI Fund"), pursuant to an Agreement and Plan of Reorganization (the "AIFI Reorganization"); and (ii) each of the two series portfolios of INVESCO International Funds, Inc. ("IIFI"), a Maryland corporation (each, an "IIFI Fund" and, together with the AIFI Funds, the "Predecessor Funds"), pursuant to an Agreement and Plan of Reorganization (the "IIFI Reorganization").

     Upon consummation of the AIFI Reorganization, the Trust will be the successor issuer to AIFI. Pursuant to Rule 414 under the Securities Act of 1933, as amended (the "1933 Act"), the Trust is adopting the Registration Statement of AIFI as its own for all purposes of the 1933 Act, the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended (the "1940 Act"), and is filing Post-Effective Amendment No. 29 under the 1933 Act and Amendment No. 31 under the 1940 Act to AIFI's currently effective Registration Statement on Form N-1A (collectively, the "Registration Statement"). The Registration Statement registers an indefinite number of shares of beneficial interest, par value $0.001 per share (the "Shares"), representing interests in each of the classes of the seven series portfolios of the Trust (each, a "New Fund"), as set forth on Exhibit A hereto.

     In connection with our giving this opinion, we have examined copies of the Trust's Amended and Restated Certificate of Trust, Amended and Restated Agreement and Declaration of Trust (the "Trust Agreement"), and resolutions of the Board of Trustees adopted


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AIM International Mutual Funds
August 27, 2003
Page 2


July 30, 2003, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectuses for the New Funds, which are included in the Registration Statement, substantially in the form in which they are to become effective (the "Prospectuses"). As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

     Based on the foregoing and provided that the shareholders of AIFI approve the AIFI Reorganization, that the shareholders of IIFI approve the IIFI Reorganization and that the Registration Statement becomes effective, we are of the opinion that (i) the Shares of each New Fund to be issued to shareholders of the corresponding Predecessor Fund in the AIFI Reorganization or the IIFI Reorganization, as applicable, upon receipt of the consideration set forth in the applicable Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable; and (ii) the Shares to be offered for sale pursuant to the Prospectuses are duly authorized and, when sold, issued and paid for as described in the Prospectuses, will be validly issued, fully paid and nonassessable.

     We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Delaware Statutory Trust Act.

     Both the Delaware Statutory Trust Act and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a New Fund for all loss and expense of any shareholder held personally liable for the obligations of that New Fund. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a New Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the reference to our firm under the caption "Investment Advisory and Other Services - Other Service Providers - Counsel to the Trust" in the Statements of Additional Information for the retail classes of shares of the AIFI Funds and the Institutional Class of shares of AIM International Growth Fund and to the use of our name and to the reference to our firm under the caption "Other Service Providers - Legal Counsel" in the Statement of Additional Information for the IIFI Funds, all of which are included in the Registration Statement.

                                     Very truly yours,

                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP


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AIM International Mutual Funds
August 27, 2003
Page 3


                                    EXHIBIT A

Class A, Class B and Class C shares of AIM Asia Pacific Growth Fund



Class A, Class B and Class C shares of AIM Global Aggressive Fund



Class A, Class B and Class C shares of AIM Global Growth Fund



Class A, Class B, Class C, Class R and Investor Class shares of AIM European Growth Fund



Class A, Class B, Class C, Class R and Institutional Class shares of AIM International Growth Fund



Class A, Class B, Class C, Class K and Investor Class shares of INVESCO European Fund



Class A, Class B, Class C, Class R and Investor Class shares of INVESCO International Core Equity Fund